Exhibit 99.1
BIOMIMETIC
THERAPEUTICS
Contact:
Kearstin Patterson
Manager Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics’ Clinical Investigator Provides
Results Demonstrating Long-Term Efficacy for GEM 21S® Treatment
- Data Shows Continued Benefits in Bone Growth for up to 2 Years after Treatment -
Franklin, Tenn. — September 18, 2006 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced that William V. Giannobile, DDS, DMSc provided 12 and 24 month follow-up results from the pivotal clinical trial for the Company’s lead product, GEM 21S Growth-factor Enhance Matrix, for the treatment of periodontal disease and gingival recession. The data demonstrate continued long-term efficacy for GEM21S treatment, with improved bone growth observed throughout the 24 month observation period compared to control treatment. The data were released today at the 92nd Annual Meeting of the American Academy of Periodontology (AAP) in San Diego, CA.
GEM 21S combines recombinant human platelet-derived growth factor BB (rhPDGF-BB), a principal wound healing stimulator in the body, with Beta-tricalcium phosphate (b-TCP), a synthetic bone matrix. Radiographic (x-ray) analysis of bone growth showed that sites treated with GEM 21S demonstrated a statistically significant increase in bone fill throughout the 24 month observation period as compared to treatment with the b-TCP matrix alone, a material often used today to treat bone injuries. Further, bone formation in the b-TCP matrix alone group never achieved the degree of bone formation during the 24 month period as was observed at 6 months in the GEM 21S group.
“I am impressed with the long-term success of GEM 21S to stimulate new bone growth,” said Dr. William Giannobile, the Najjar Endowed Professor of Dentistry and Director of the Michigan Center for Oral Health Research, University of Michigan. “Both the robust increase and long-term maintenance of new bone growth during the 24 month observation period is quite remarkable. These results continue to support the long-term effectiveness of the product and further demonstrate the value of GEM 21S as a therapeutic to stimulate bone regeneration at sites of advanced periodontal disease.”
Dr. Giannobile presented the results at the AAP’s General Session 2: Emerging Trends in Periodontal Regeneration. Beyond providing long-term results of the GEM 21S pivotal trial, he highlighted rhPDGF-BB’s impact upon healing and clinical applicability in tissue engineering for periodontal and cranio-maxillofacial indications.
Paul S. Rosen, DMD, who was the moderator for the General Session commented, “I have followed the development of this product and have used it on my patients with great success. GEM 21S provides a treatment that demonstrates a high level of predictable efficacy, and the long-term results released today reiterate the value of its use to treat bone defects and gingival tissue recession resulting from chronic periodontal diseases.”

About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing for orthopedic bone healing indications. The Company’s product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its Prospectus dated May 12, 2006, filed with the Securities and Exchange Commission on May 12, 2006 and in the second quarter 2006 10Q dated August 9, 2006. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, manager corporate communications, at 615-236-4419.